CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 49 to Registration Statement No. 033-13179 on Form N-1A of our reports dated February 23, 2016, relating to the financial statements and financial highlights of Pioneer U.S. Government
Money Market Fund (the "Fund"), appearing in the
Annual Report on Form N-CSR of the Fund for the year ended
December 31, 2015. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 25, 2016